Exhibit 99.1

                     HEI ANNOUNCES REVISED REVENUE GUIDANCE

     MINNEAPOLIS, Jan. 18 /PRNewswire-FirstCall/ -- HEI, Inc. (Nasdaq: HEII) ( http://www.heii.com ) today announced that it expects revenues for the fiscal year ending August 31, 2006 to be in the range of $58-$60 million. This represents a slight increase from revenues of $56.6 million for the year ended August 31, 2005 and a decrease from previous guidance of $65 million. The Company attributed the reduction in revenue from previously announced guidance to a decrease in end-user demand from certain customers and to delays in the FDA regulatory approval process for the products of certain other customers. The Company is taking steps to mitigate the effects of these changes in customer demand.

     HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

     Headquarters & Microelectronics Division   PO Box 5000, 1495 Steiger Lake
                                                 Lane, Victoria, MN  55386
     -Advanced Medical Division                 4801 North 63rd Street,
                                                 Boulder CO  80301
     -High Density Interconnect Division        610 South Rockford Drive,
                                                 Tempe, AZ  85281
     RF Identification and Smart Card Division  1546 Lake Drive West,
                                                 Chanhassen, MN  55317

     FORWARD LOOKING INFORMATION
     Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the implementation of business strategies, growth of specific markets, and operational expectations. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI's suppliers, our ability to satisfy financial or other obligations or covenants set forth in our banking agreements, adverse competitive developments, change in or cancellation of customer requirements, collection of outstanding debt, and other risks detailed from time to time in HEI's SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results.

SOURCE  HEI, Inc.
    -0-                             01/18/2006
    /CONTACT: Mack V. Traynor, CEO, or Timothy Clayton, CFO, both of HEI, Inc., +1-952-443-2500/
    /Web site:  http://www.heii.com /
    (HEII)